CLENERGEN

Memorandum of Agreement

This Memorandum of Agreement executed at Coimbatore , this the Sixth day of October 2009 between Clenergen Corporation, hereinafter referred to as `**CC**', a public company incorporated in the State of Nevada, United States of America, with it's registered office at 5379, Lyons Road, Suite 301,Coconut Creek, FL 33073, United States of America, represented by Mark LM Quinn, Chief Executive Officer;

And

Enhanced Biofuels and Technologies India Private Limited, hereinafter referred to as `**EBTI**', a company incorporated under the Indian Companies Act 1956, having it's registered office at 5/10C, Alankar Garden, GN Mills PO, Coimbatore- 641029, Tamilnadu, represented by Dr Ganapathy Arumugam (GA), Managing Director and Group Science Director.

Preamble:

- CC is a global business organization engaged in the business of setting up and managing clean power generation projects worldwide based on gasification and other such technologies, integrated in itself with production of biomass feedstocks towards which CC has searched into high-density, short-rotation biomass crops on a commercial scale at a cost of production equivalent to or less than the price of coal using a proprietary integrated plantation model.

- EBTI, based in India, is engaged in the business of production of Biofuels and Bioenergy using non-edible sources of feed stocks such as Jatropha, Biomass tree species and Micro algae through their classical Genetics, plant breeding but not limited to Genetic Engineering, Molecular Biology, Agronomical, Microbiological techniques and processing technology (Details in Appendix A)

Pursuant to discussions between EBTI and CC, it was agreed upon that there existed a synergy in the business operations of both the entities particularly in the area of agronomy research and it would be in the mutual interest of CC and EBTI if a business co-operation could be initiated which would 'esult in the promotion of business interests of both the entities

- **Now this Agreement witnessed as follows:**

1. Jatropha Cultivation Kits (JAT in a Box)

It is hereby between the parties hereto that:

1.1 EBTI will supply Jatropha seeds from its proprietary stock of EBTI elite Jatropha seeds, along with the packaging of Biofertilizers and Biocontrol agents branded as Bioprime and Bioprevent, Agronomy manual and all other necessary inputs in order to cultivate one (1) Hectare of Jatropha. The supplies will be delivered in a customized "beehive" box and branded with Clenergen Foundation Logo and slogan "JAT IN A BOX". EBTI will be allowed to present their name and logo as the manufacturers of the one (1) Hectare Jatropha supply kit. Each box will

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provide for a space on the lid for a name of a corporate sponsor. Unless such name is provided in advance, Clenergen Foundation will be the default sponsor. All packaging will be branded under the Clenergen Logo.

1.2 GA hereby acknowledges that MQ retains a credit of INR 18 million which will be applied towards the profit margin charged on each box. 15% of the profit margin will be credited towards the credit until paid in full, and 5% will be paid to EBTI after which EBTI will be entitled to receive the entire 20% profit margin.

1.3 The boxes as in (1) above will be manufactured at suppliers cost pricing which would not exceed US$ 87 per box and that EBTI would invoice a 20% profit margin in addition to the cost. CC will be responsible for all payments for manufacturing the boxes and would deposit payments upon receipt of invoices evidencing delivery/shipment to the consignees nominated by CC.

1.4 EBTI will arrange for a sample JAT in a Box to be sent to Ghana to an address to be specified by CC, no later than October 10th 2009. The box, inputs and manual will all be branded with CC logos as agreed between the parties hereto. A sample Jat in the Box will be sent to the London offices of Clenergen Corporation Limited, along with a sample box to Clenergen Asean Corporation, C/O Miguel Patolot in Manila, Philippines.

1.5 CC has placed an initial order of one hundred (100) boxes on EBTI to be executed on behalf of the Clenergen Foundation for cultivation in the Country of Ghana. The budget allocated by CC will be US$ 8700 and delivery completed by December 31st 2009. EBTI has confirmed that one (1) family was sufficient for cultivation of one (1) hectare of Jatropha, however during the planting and harvesting periods, up to 20 casual laborers would be required to manage the micro plantation.

1.6 All IP and rights to Jatropha will reside with EBTI along with all research and development of Algae as a source of biomass for Biodiesel and by products.

2. AGRONOMY RESEARCH

2.1 Beema Bamboo and Paulownia cultivation in India would be solely conducted by CC and that EBTI would at no time commence trials or scientific research into this species of Paulownia and Beema Bamboo. Upon signing of an NDA between CC and EBTI, CC has provided EBTI with background due diligence materials relating to Beema Bamboo, Paulownia and Polyploidisation and that EBTI have submitted a due diligence report on Behalf of CC with regards to this species of tree.

2.2 EBTI will conduct a comparative analysis of Paulownia and Beema Bamboo with other potential biomass (ref 3.1) cultivated feed stocks in conjunction thereof. Following the minutes of meeting between CC and EBTI on August 20th 2009 in Bangalore, India and signed by both parties on August 25th 2009. CC, through its CEO (Mark Quinn) has performed a site inspection of the Jatropha clonal farm of EBTI in Coimbatore EBTI has agreed to provide photos of the elite clones and its hybrid variety (Jatropha) for representation on CC's website.

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2.3 Upon the 6 month anniversary of the formation of the SPV as described under section 3 herein, a Board of Directors meeting will be convened, at which time a motion will be submitted in view of entering into a share exchange agreement between EBTI and CC.

2.4 In event of CC acquiring an equity shareholding in EBTI, subject to an independent third party evaluation. If such Agreement is concluded, Mark LM Quinn will be appointed as a Director of EBTI.

In view of establishing the R & D facility in Udumalpet (150 Ha) and Coimbatore (10 Ha) to cover the cost such as Salary and Wages of Experts, Scientists, Supporting skilled staff members, Transportation, Lab analysis, Overheads such as lease rent electricity bill, Consumables such as chemicals CC will contribute a sum of Rs 0.9 million per month balance will be funded by EBTI, CC and B2B can use their credentials of eminent experts and science advisory board members in their webpage. of which such budget will be paid on a quarterly basis, commencing October 1st 2009. EBTI agreed to spare up to 50% of their facilities and time on the above manpower to B2B for the establishment of proprietary Breeding and Agronomical technologies with a main focus on increased Biomass in a short period of rotation. A review of the budget will be conducted at the end of the first quarter for the purpose of verifying the expenditure and adjustments to the budget.

EBTI will submit a detailed proposal to CC prior to October 15th 2009, detailing the products and services to be provided by the existing laboratory facilities of EBTI, along with the Biographies of the EBTI Scientific Board of Advisors. B2B will be allowed to represent the Laboratories as part of its Research and development program and conduct meetings at the location, providing that 2 weeks' notice is provided.

2.5 All the guests visiting the laboratories will be required to sign EBTI's and CC's Non Disclosure Agreements. A communication need to be sent about the profile of the visitors for the record of CC HQ, UK.

2.6 EBTI has identified an additional site in Udumalpet (Komangalam and Kurichikottai), Tamilnadu, admeasuring approximately 150 hectares, with a mix of both black soil and red soil, details of which including soil and water tests it will provide CC with prior to commencement of spacing trials. Mark Quinn has performed due diligence during a visit to the site and confirmed the viability of the location for commencing agronomy trials.

2.7 EBTI will be responsible for the management and implementation of the trials which have commenced as of August 1st 2009 and will continue for an initial three (3) years with following time lines

2.7.1 Objectives and Mandates

Title of the project

Enhanced Bio Fuels and Technologies (India) Pvt. Ltd. ★ CBE-29 ★

B2B Gen/TS 001/09-12 Collection Conservation, Cataloguing and Evaluation of High yielding cultivars of tree species through Plant breeding, Molecular Biology and Genetic Engineering tools.

Target

BIOMASS YIELD MT/HA	CROP ROTATION CYCLE	NO OF ROTATIONS	REMARKS
250 TO 450 Calorific value above 4500kCal/kg	36 MONTHS MAIN CROP 30 MONTHS IN RATOON	5	Increment of Biomass using Microbiology technologies 36% Breeding technologies 60%

Mandates

Production of Biomass under high density plantation techniques without reduction in Calorific value.

Standardization of genetics tools for the crop improvement such as Mutation, Polyploidy, Genetic engineering and Mutation breeding

Standardization of optimum spacing requirements

Biomass increment using microbial technologies.

Standardization of Training and Pruning technologies

Integrated Nutient, Pest and Water management technologies

Optimisation of fertilizer and nutrient requirements

Mechanization of Farm operations such as weeding, pruning, fertilizer applications.

Growth Hormone and plant physiological technologies for increments of biomass volume in a shorter period

Standardization of harvesting time to get maximum Biomass and calorific value with reference to the given time lines

Standardization of inter cropping system for increased productivity and enrich soil nutritive value

Mechanized harvesting

Post harvest management

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Laboratory analysis for Physical, Chemical properties of the produce
Standardisation of technology for ratoon/ coppicing management.

Establishment of data for CDM

PERIOD	DELIVERABLES	Remarks
August 2009 to Feb 2010 180 days	Data on Establishment Biometric observation such as stem height, girth and branching characters. Breaded clones will be compared with regular cultivars using growth parameters	Monthly reports with phot will be submitted to bo directors and 1st review meeting sch during 1st week of Feb covers field visit by S Advisory Board (SAB) & members (BM).
August 2010	Collection of Biometric observations	Second review meeting wi & BM during
Feb 2011	Decision on the farm trials	3rd review meeting with BM Decision to go for multi l and commercial demon plots using Captive/JV/C lands
August 2011	Decision on the selection of clones for mass production of planting materials and seed orchards, samples of wood can be collected for lab analysis both in B2B facility and our JV processing companies	4th review meeting with BM Commercial farming We can start our captive activities also.
Feb 2012	Decision of the yield parameters.	5th review meeting
July 2012	Harvesting the first crop	Decision on com cultivation

Third report will be during Feb 2011 the first and second year. An evaluation of the trials will be scheduled for January 1st, 2011. At such time, both parties will decide based on the agronomy data generated as to whether to continue with the trials for a third year. CC will contribute 50% towards to the cost of implementation and maintenance of the site and trials performed. EBTI has agreed to provide detailed costing information and estimation of expenditure relating to the first two years of operation. CC's contribution will be paid on quarterly basis, commencing October 1st 2009, and will be settled along with invoice at the end of 3rd month from EBTI. CC will deposit 50% of the cost into the bank account of the SPV (as referenced under section 3 of this agreement). Both parties agreed to appoint an independent auditor in view of overseeing expenditure and accounts, statutory filings for the SPV. On completion of such initial trials a separate budget will be prepared and submitted for the production of High Yielding clones though seed orchard and mother stock multiplication programmes using biotechnology as a means of producing micro-propagated saplings.

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2.8 EBTI shall present CC with a record of all pre-existing expenses incurred by EBTI with regards to the agronomy trials being conducted by EBTI in Udumalpet, Tamilnadu. This will be submitted to the board of CC and after necessary audits and verification; this sum will be paid to EBTI or adjusted against 50% of EBTI's contributions.

3. BIOMASS 2 BIOPOWER PRIVATE LIMITED:

It is further agreed between the parties hereto that:

3.1 A new company will be formed as a Bioenergy Research and Development Company (BRDC) in view of evaluating other species of tree as future potential supplies of cultivated biomass feedstock's using the site at Udumalpet. The Special Purpose Vehicle (SPV) shall be named as BIOMASS 2 BIOPOWER PRIVATE LIMITED (or LIMITED) and would retain all Intellectual Property Rights, Data, Agronomy techniques and other relevant documentation with regards to the trial of the following species of tree:

- Casuarinas
- Eucalyptus
- Luciana's
- Vanashree
- Acacia
- Grass species
- Prosopis and any other species other than Paulownia and Beema Bamboo
- Crop specific Biofertilizer and Biocontrol agents
- Processing technology though the EBTI's own efforts and contacts

The SPV will be incorporated of which EBTI will be provided copies of the Memorandum of Association and Articles of Association prior to the SPV being formed, with its registered office at 5/10 C Alankar garden, GN Mills post, Coimbatore 641029, Tamilnadu, India up until such time the Board appoints its own designated office for the Company. The shareholding of the SPV will be held between CC (50%) and EBTI (50%). The SPV will have four directors on its Board, Mark LM Quinn (MQ, Jessica Hatfield (JH) and Dr Ganapathy Arumugam (GA) and Professor R.Jayarajan (RJ). All four (4) Directors will be appointed for a minimium period of three (3) years. The authorised share capital of the SPV shall be INR 10 million to be allocated between CC and EBTI in the proportion of 50:50.

The SPV will have the following members in the Science Advisory Board (SAB) designated as Director of their faculty (paid Directors) no role to play in the Company Board of Directors other than Ganapathy Arumugam and Prof R.Jayarajan .

DR.W.SELVAMOORTHY	CHAIRMAN of the SAB
DR.GANAPATHY ARUMUGAM	GROUP SCIENCE DIRECTOR
PROF R.JAYARAJAN	DIRECTOR RESEARCH

Enhanced Bio Fuels and Technologies (India) Pvt. Ltd ★ CBE-29 ★

PROF.C.SURENDRAN	DIRECTOR GENETICS & PLANT BREEDING (FORESTRY SPP)
PROF A.GOPALAN	DIRECTOR GENETICS AND PLANT BREEDING (GRASS SPECIES)
PROF S.R.SREERENGASAMY	DIRECTOR GENETIC GENGINEERING AND MOLECULAR BIOLOGY
PROF.V.MURUGAPPAN	DIRECTOR SOIL SCIENCE AND CROP MANAGEMENT
PROF.D.DHARMALINGAM	DIRECTOR SEED TECHNOLOGY
PROF.A.REGUPATHY	DIRECTOR PLANT PROTECTION
DR.A.K.GUPTA	DIRECTOR PROCESSING
PROF.M.K.AYYASAMY:	DIRECTOR STATISTICS
DR.G.SAKKARAI:	DIRECTOR EXTENSION AND COMMERCIAL OPERATIONS

In the interim, they can be appointed for a 3 year period and subject to re-election by the Board on completion of the period.

The Scientists will form a Committee which will be responsible for advising the company on best agronomy practices. In the event that there is a deadlock with regards to Board decisions relating to Agronomy/Plant science, such issues/decisions will be given to the Science Committee to provide a conclusive decision of which such decision will be adhered to by the Board Directors.

In the event there is a deadlock regarding financial matters, the company will appoint Ernst and Young to conduct an evaluation of the financial matter and submit an opinion of which the will be adhered to by the Board of Directors. MQ will have the full control over the company affairs and GA will have the full control on the technical management up to the production of feed stock, where thereafter,it will be transferred to CC for the next steps to be followed. This will be a permanent arrangement. B2B Board of Directors will be soley responsible for the management of the Company and at no time will alternate Directors of either CC or EBTI participate in the decisions of the company.

The SPV will operate on a global scale with regards to the supply of planting materials as described under this Agreement, along with the supply of such materials of the Indian domestic marketplace.

3.2 Any and all intellectual rights or plant Breeding Rights that are developed and or scientifically proven from the work performed by the SPV will be retained as the exclusive ownership of the SPV. Both CC and EBTI will be entitled to license such IPR for their own use under a separate license agreement. The license agreement will not incur a licensing fee; however the licensee will be required to pay royalty fees to the SPV for use of the IPR.

3.3 It is agreed that in the event of CC wanting to sell their stake in the SPV, EBTI will have first right of refusal for a period 180 days from notice to sell, to purchase the shares of the SPV at a 30% discount to the current market valuation of the Company as may be determined by an agency mutually acceptable to both. However, in the event that EBTI and CC not agreeing to any of the agencies put forward by each in respect of choice of agency to determine the market value of

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m

the SPV, within the period of 180 days from the date of notification by CC of it's intention to sell the stake in the SPV, then the assignment of determining the market value of the SPV shall be carried out by an agency appointed by CC.

3.4 The Parties hereto agree that all leases, property and or other materials associated to and or with the 150 Ha of agronomy trials in Udumalpet and 10 Ha existing Jatropha experimental block converted , Tamilnadu of EBTI will be held under the name of the SPV. To provide effect to this EBTI will present CC with a list of assets, documentation pertaining to the title/leasehold rights and such assets shall be transferred to the SPV by EBTI in consideration for the SPV granting 50% equity stake to EBTI. A list of the assets being transferred is attached hereto as Appendix B.

3.5 Both the parties hereto that as a source of revenue for the SPV during the period the trials are undertaken, the SPV would engage in providing the following products and services both to CC and to other approved third parties:

- Hardening of micro propagated plants
- Production of custom designed Biofertilizers and Biocontrol agents for the species of tree identified in section 3.2, as well as for Beema Bamboo and Paulownia
- Secondary Hardening
- Ex-Cavar processes
- Plantation management of captive/JV/Contract farming and maintenance services.

3.6 It is hereby agreed that in the event that CC and or EBTI purchase any and/or all of the above products and services, both parties would receive such product and services on a cost basis with a profit margin of 20% paid to the SPV. CC would be provided first rights of refusal for the purchase of any and all products and services produced by the SPV.

3.7 The SPV will either directly or indirectly through CC and/or EBTI enter into commercial agreements whereby the SPV will supply planting materials as described in section 3.6. Under such agreements, CC will retain the first right of refusal to buyback the biomass produced from the harvested crop from the third party plantation company to whom the planting materials were sold. Such arrangements will also apply to the species of tree as detailed in section 3.1.

3.8 At such time that the Board approves, the SPV will source supplies of existing biomass feedstock in view of selling at a profit to third parties engaged in the production of electricity from biomass feedstock. At all times, CC would retain the first right of refusal to purchase biomass sourced from a third party and would pay the cost price plus a 20% profit margin to the SPV as compensation for sourcing such supplies of biomass feedstock.

By virtue of the terms and conditions contained herein, this Agreement will serve as both the Commercial Agreement between EBTI and CC with regards to the supply of

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Jat in the Box plantation materials, as well as the Shareholder's Agreement between CC and EBTI with regards to the formation of Biomass2Biopower Private Limited.

Execution Page:

In witness whereof, both the parties hereto have set their hands, the day, month and year first above written.

MLM Quinn

Clenergen Corporation
By Mark LM Quinn, Chief Executive Officer

Gnisperos

Witness 1
Name and address
GLORIA NISPEROS
47 FREDERICK STREET
LONDON WC1X 0NB

Enhanced Biofuels and Technologies (India) Pvt. Ltd. CBE-29

Enhanced Biofuels and Technologies India Private Limited
By Dr Ganapathy Arumugam, Managing Director and Group Science Director.

Witness 2
Name and Address
DR. SIVARAM
CHIEF TECHNICAL OFFICER
ENHANCED BIO FUELS & TECHNOLOGIES INDIA P LTD
COIMBATORE 641029

APPENDIX A

ABOUT ENHANCED BIOFUELS AND TECHNOLOGIES INDIA (P) LIMITED

Ebti with a team of experts in the field of Plant Breeding , Genetics Modifications using both Invitro and exvitro technologies, Agronomy, Crop production & management, Seed production, Microbiology, Plant Biotechnology, Plant protection, Integrated pest and disease management technologies, Integrated water management technologies, Processing of the produce using Gasification, Biomethanation and Biomass to liquid fuel process and Post harvest management technologies has been following in a well mandated Research and Development programme since 2003. EBTI's well established Breeding and Agronomical protocol on the cultivation of Jatropha, biomass and Algae and for creating soil and climatical specific selection of high yielding varieties with high oil content and calorific value and manageable to harmful pests, disease minimal water and workable in all adverse conditions. EBTI is the first company developed 99 high yielding hybrids (both inter and intra species) in Jatropha curcas using conventional and hybridization, Mutation and Genetic engineering technologies through their Eminent Scientists with more than 30 years experience in their Plant breeding. EBTI also identified crop specific microbes for the increased production the first company established very high populated Biocontrol and Biofertilizers agents where the counts are 20 times better than the strains available globally. In Biomass areas EBTI could identify 9 species of high calorific value species and planted them in their farm in an area of 150 Ha with a target to produce 360mt of Biomass/Ha in every 3rd year of crop rotation. On processing faculty, EBTI supported 6 research project for the Biomass gasification and Biomethanation process including Biomass to liquid fuels and thesis were approved by the thesis approval committee such technologies are available for lab scale demonstrations where we can own the IP value of the process.

EBTI is only the Member Plant Science on the Steering committee on DBT-CII (Department of Biotechnology and Confederation of Indian Industry) **"Estimation of Energy Balance, Carbon Footprint and CDM opportunities in Biofuels in India"** under the Chairman ship of Dr. Renu Swarup, Adviser, Department of Biotechnology, (Ministry of Science and Technology Govt of India).

Another milestone of EBTI as the first approved Biofuel Company in India approved by Department of Science and Industrial Research (DSIR) under Ministry of Science and Technology, Govt of India.

Ebti also entered into techno commercial relations with Airbus and Boeing for the production of Aviation Biofuels.

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APPENDIX B

Assets being transferred by EDTI to Biomass2Biopower Private Limited

Udumalpet

Villages: Komangalam and Kuruchikottai

Land lease agreement and existing infrastructures such as

Assets

- Drip Irrigation materials,
- Bore well,
- Pump set
- Building (renovated) for Staff and Skilled manpower accommodation and storage purposes

Coimbatore

Village: Viswanathapuram

Land lease agreement

- Land lease
- Pump set
- Bore well
- Manpower shed
- Drip Irrigation materials
- Farm gate
- Fencing

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